As filed with the Securities Exchange Commission on August 9, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INDIE SEMICONDUCTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0913788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

32 Journey Aliso Viejo, California	92656
(Address of Principal Executive Offices)	(Zip Code)

indie Semiconductor, Inc. 2021 Omnibus Equity Incentive Plan

(Full title of the plan)

Donald McClymont

Chief Executive Officer

indie Semiconductor, Inc.

32 Journey

Aliso Viejo, California 92656

Telephone: (949) 608-0854

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by indie Semiconductor, inc. (the “Registrant”) to register 7,000,000 additional shares of the Registrant’s Class A common stock, $0.0001 par value per share (the “Common Stock”) issuable under the Registrant’s 2021 Omnibus Equity Incentive Plan, as amended (the “2021 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. Plan Information*

ITEM 2. Registrant Information and Employee Plan Annual Information*

*	The document(s) containing the information specified in Part I of this Form S-8 will be sent or given to participants in the 2021 Plan and Inducement Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Form S-8 pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are on file at Registrant’s principal executive offices and available, without charge, upon written request to: Secretary, indie Semiconductor, Inc., 32 Journey, Aliso Viejo, California 92656, Telephone: (949) 608-0854.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) are hereby incorporated by reference into this registration statement (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 29, 2024 and thereafter amended on Form 10-K/A filed with the SEC on March 20, 2024 (each, Commission File No. 001-40481);

2.	The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 25, 2024, that are incorporated by reference in Part III of the Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023 (each, Commission File No. 001-40481);

3.	The Registrant’s Quarterly Reports on Form 10-Q for its fiscal quarter ended March 31, 2024, filed with the SEC on May 10, 2024, and Form 10-Q for its fiscal quarter ended June 30, 2024, filed with the SEC on August 9, 2024 (each, Commission File No. 001-40481);

4.	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 26, 2024, April 19, 2024, June 14, 2024, June 20, 2024 and July 3, 2024 (amending the Current Report on Form 8-K filed with the SEC on June 20, 2024); and

5.	Description of the Registrant’s securities contained in Exhibit 4.5 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 28, 2023.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

Not applicable.

ITEM 5. Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Audrey Wong. Ms. Wong is the Chief Legal Officer of the Company and is compensated by the Company as an employee.  Ms. Wong is eligible to receive stock awards from the Company under the 2021 Plan and holds Company stock options and restricted stock unit grants subject to vesting under the 2021 Plan.

ITEM 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation and bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for a director’s unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (4) for any transaction from which the director or officer derived an improper personal benefit or (5) for an officer in any action by or in the right of the corporation. The registrant’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL with respect to directors only.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in its certificate of incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the registrant or, at the Registrant’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. The Registrant believes that these provisions and agreements are necessary to attract qualified directors.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s certificate of incorporation and bylaws or otherwise as a matter of law.

The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of indie Semiconductor, Inc., filed with the Secretary of State of Delaware on June 22, 2023 (incorporated by reference to Exhibit 3.1 of Form 8-K filed by the registrant with the SEC on June 23, 2023) (Commission File No. 001-40481)
4.2	Amended and Restated Bylaws of indie Semiconductor, Inc. (incorporated by reference to Exhibit 3.2 of Form 8-K filed by the registrant with the SEC on June 16, 2021) (Commission File No. 001-40481)
4.3	indie Semiconductor, Inc. Amended and Restated 2021 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for its fiscal quarter ended June 30, 2024, filed with the SEC on August 9, 2024 (Commission File No. 001-40481)
5.1*	Opinion of Audrey Wong, Chief Legal Officer of the Registrant (opinion re legality)
23.1*	Consent of KPMG LLP (consent of independent registered public accounting firm)
23.2*	Consent of Audrey Wong (included in Exhibit 5.1)
24*	Power of Attorney (included on the signature page to this Registration Statement)
107*	Filing Fee Table

*	Filed herewith

ITEM 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on August 9, 2024.

indie Semiconductor, Inc.

By:	/s/ Donald McClymont
Name:	Donald McClymont
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald McClymont and Kanwardev Raja Singh Bal, , and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald McClymont	Chief Executive Officer and Director	August 9, 2024
Donald McClymont	(Principal Executive Officer)

/s/ Kanwardev Raja Singh Bal	Acting Chief Financial Officer and Chief Accounting Officer	August 9, 2024
Kanwardev Raja Singh Bal	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ichiro Aoki	President and Director	August 9, 2024
Ichiro Aoki

/s/ David Aldrich	Chairman of the Board of Directors	August 9, 2024
David Aldrich

/s/ Diane Biagianti	Director	August 9, 2024
Diane Biagianti

/s/ Diane Brink	Director	August 9, 2024
Diane Brink

/s/ Karl-Thomas Neumann	Director	August 9, 2024
Karl-Thomas Neumann

/s/ Jeffrey Owens	Director	August 9, 2024
Jeffrey Owens

/s/ Sonalee Parekh	Director	August 9, 2024
Sonalee Parekh

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